UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) August 29, 2016
Rose Rock Midstream, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-35365	45-2934823
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Warren Place
6120 S. Yale Avenue, Suite 700
Tulsa, Oklahoma 74136-4216
(Address of principal executive offices)

(918) 524-7700
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

As previously disclosed, on May 30, 2016, Rose Rock Midstream, L.P. (“RRMS”) and Rose Rock Midstream GP, LLC (“RRMS General Partner”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SemGroup Corporation and its indirect wholly owned subsidiary PBMS, LLC (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into RRMS, with RRMS being the surviving entity (the “Merger”). Completion of the Merger is conditioned upon, among other things, the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by holders of at least a majority of the outstanding common units representing limited partner interests in RRMS (each a “Common Unit”).

The board of directors of the RRMS General Partner set August 22, 2016 as the record date (the “Record Date”) for determining holders of RRMS Common Units entitled to execute and deliver written consents with respect to the approval of the Merger Agreement and the Merger. On August 29, 2016, Rose Rock Midstream Holdings, LLC (“Holdings”), which as of the Record Date was the record owner of 20,533,200 RRMS Common Units, and Rose Rock Midstream Corporation (“Rose Rock Corp”), which as of the Record Date was the record owner of 171,218 RRMS Common Units, delivered written consents approving and adopting the Merger Agreement and the Merger in all respects (the “Written Consents”). Holdings and Rose Rock Corp collectively own approximately 56.2% of the outstanding RRMS Common Units. As a result, no further action by any unitholder of RRMS is required under applicable law or otherwise to adopt the Merger Agreement and the Merger, and upon the delivery of the Written Consents, the consent process for holders of RRMS Common Units with respect to the Merger Agreement and the Merger concluded.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROSE ROCK MIDSTREAM, L.P.

By:     Rose Rock Midstream GP, LLC
its general partner

Date: August 30, 2016
By: /s/ William H. Gault
William H. Gault
Corporate Secretary